Exhibit 23.1

Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statement of on Form S-8 for the registration of 500,000 additional shares of Compex Technologies, Inc. common stock issuable under the Compex Technologies, Inc. 1998 Stock Incentive Plan and 500,000 shares, 100,000 shares and 50,000 shares of Compex Technologies, Inc. common stock issuable upon exercise of Non-Incentive Stock options granted to Dan Gladney, Scott Youngstrom, and Marshall Masko, respectively of our report dated August 15, 2003 with respect to the consolidated financial statements and schedules of Compex Technologies, Inc. included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 27, 2004